Exhibit 99.1

PRESS RELEASE
FREQUENCY ELECTRONICS INC. APPOINTS LARGEST SHAREHOLDER TO BOARD OF DIRECTORS

MITCHEL FIELD, N.Y., November 22, 2017 – Frequency Electronics, Inc. (NASDAQ: FEIM) Today, announced that it has appointed Jonathan Brolin to its Board of Directors, effective immediately.  Mr. Brolin is the Managing Partner of Edenbrook Capital, LLC ("Edenbrook"), which beneficially owns approximately 14.3% of the company's outstanding shares and is Frequency’s largest shareholder.  Mr. Brolin fills the board seat vacated by the retirement of Admiral S. Robert Foley, Jr.

Joel Girsky, Chairman of the Board of Frequency, said, "We are pleased to welcome Jonathan to the Board, and are confident that his significant financial expertise and in-depth knowledge of the business and our industry will further strengthen our Board.  We look forward to collaborating with our largest shareholder to help create value for all shareholders.  This fine addition comes with the retirement of Admiral Bob Foley.  Bob having served as a Director for many years is moving on.  His wisdom, intelligence and friendship  will be missed.  Bob has agreed to continue to serve as a one dollar a year consultant.  His knowledge of our industry and his contacts will be a valuable resource.  We wish Bob, his wife and family, good health and happiness."

 Martin Bloch, Frequency’s President and CEO, said, “Jonathan and Edenbrook have been shareholders of Frequency for over five years and in that time we have developed a strong, productive working relationship.  I believe Jon is the right person to help assist our Board in moving Frequency into its next chapter of growth and success.”

Mr. Brolin said, "I am excited to join Frequency’s Board and to work with Martin, Joel, Stan Sloane and the rest of the Board. Frequency is well positioned to capitalize on its world-class product portfolio and next-generation technologies that have been developed through internal research and development.  I believe that these strengths will enhance the Company’s market positioning in secure communications and commercial and military satellite programs.  As Frequency executes upon its business plan, I believe that the Company will have multiple strategic alternatives for enhancing value, and I look forward to helping the Board evaluate those options for the benefit of all shareholders”

Mr. Brolin will serve as a member of the Board’s Compensation and Audit Committees.

 Mr. Brolin founded Edenbrook in 2011, and has over 20 years of experience in public and private equity investing.  Edenbrook takes a private equity approach to public markets, principally through concentrated, long-term investments in small and mid-cap companies.  Mr. Brolin holds a B.A. from the University of Pennsylvania and an M.B.A. from Columbia Business School.

About Frequency Electronics
Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.
Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments.”
Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Martin B. Bloch, President and CEO:
TELEPHONE:          (516) 794-4500                   WEBSITE:          www.frequencyelectronics.com